Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF SERIES A CONDITIONAL CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, OF AMN HEALTHCARE SERVICES, INC.

Pursuant to Sections 151 and 103 of the General Corporation Law of the State of Delaware

AMN HEALTHCARE SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution on August 31, 2010, and the resolution was adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors under Article Fourth of the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of six million (6,000,000) shares of Preferred Stock, par value $0.01 per share, of the Company, having the voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to the authority expressly vested in it by the provisions of the Certificate of Incorporation as follows:

Section 1. Designation.    The designation of the series of preferred stock of the Company is “Series A Conditional Convertible Preferred Stock”, par value $0.01 per share (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 2. Number of Shares.    The authorized number of shares of Series A Preferred Stock is six million (6,000,000). Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Company, shall revert to authorized but unissued shares of Preferred Stock.

Section 3. Defined Terms and Rules of Construction.

(a) Definitions.    As used herein with respect to the Series A Preferred Stock:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law, regulation or executive order to close.

“Bylaws” shall mean the Sixth Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, including by this Certificate of Designations.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Change of Control” shall mean the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a pledge or grant of a security interest to a bona fide lender; (2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any or all of the Permitted Holders, shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Company’s Capital Stock entitling such Person to exercise a majority of the total voting power of all classes of Voting Stock of the Company; (3) the Company merges or consolidates with or into any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) merges with or into the Company or (4) the Company engages in any recapitalization, reclassification or other transaction in which a majority of the Common Stock is exchanged for or converted into cash, securities or other property, in each case, other than a merger, consolidation, recapitalization, reclassification or other transaction (A) that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; (B) which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or (C) where the Voting Stock of the Company outstanding immediately prior to such transaction is converted or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

For purposes of this definition, (i) any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clauses (2) and (3) above, provided that no “person” or “group” (other than another such holding company or any or all of the Permitted Holders) Beneficially Owns, directly or indirectly, a majority of the voting power of the Voting Stock of such holding company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of the Company is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of the Company immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Close of Business” shall mean 5:00 p.m., eastern time, on any Business Day.

“Closing Price” shall mean, with respect to a share of Capital Stock of a Person, the price per share of the final trade of the Capital Stock on the applicable Trading Day on the principal national securities exchange on which the Capital Stock is listed or admitted to trading; provided, however, that, if the Capital Stock is not so listed or traded, the Closing Price shall be equal to the fair market value of such share, as determined in good faith by the Board of Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall mean AMN Healthcare Services, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.

“Conversion Rate” shall mean ten (10), subject to adjustment as set forth in Section 7.

“Dividend Rate” shall mean eleven percent (11.00%).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock (i) as to the payment of dividends or (ii) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

“Liquidation Preference” shall mean ten dollars ($10.00) per share of Series A Preferred Stock, which Liquidation Preference shall be adjusted from time to time to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Series A Preferred Stock), reorganization, recapitalization, reclassification or similar change with respect to shares of Series A Preferred Stock having a Record Date on or after the Original Issue Date.

“Mandatory Conversion Date” shall mean the earlier to occur of (i) if at any time after the receipt by the Company of the Stockholder Approval the Closing Price of the Common Stock is equal to or greater than $10.00 per share (adjusted from time to time to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification or similar change with respect to shares of Common Stock having a Record Date on or after the Original Issue Date) for a period of thirty (30) consecutive Trading Days, such thirtieth (30th) consecutive Trading Day and (ii) if the Stockholder Approval has been obtained, the tenth anniversary of the Original Issue Date.

“Original Issue Date” shall mean September 1, 2010.

“Parity Stock” shall mean any class or series of Capital Stock that ranks equally with the Series A Preferred Stock both (i) in the priority of payment of dividends and (ii) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Permitted Holder” shall mean, collectively, any of GSUIG, LLC, HWP Capital Partners II, L.P., Pharos Capital Partners II, L.P., Pharos Capital Partners II-A, L.P., Dallas Police and Fire Pension System and Nightingale Partners, L.P. and any of their respective Affiliates (including commonly controlled or commonly managed investment funds).

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series A Preferred Stock.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or holder of shares of Series A Preferred Stock, in accordance with Section 4(b)) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract, this Certificate of Designations or otherwise).

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Stockholder Approval” shall mean all approvals of the stockholders of the Company necessary to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (i) the conversion of the Series A Preferred Stock into shares of Common Stock and (ii) the voting rights of the Series A Preferred Stock.

“Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Company owns at least 50% of the Voting Stock of such entity.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

(b) Rules of Construction.    Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principals in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (x) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (xi) references to sections of the Code shall be deemed to include any substitute, replacement or successor sections as well as the Treasury Regulations promulgated thereunder from time to time; and (xii) headings are for convenience only.

Section 4. Dividends.

(a) In the event that the Company shall declare a dividend or make any other distribution (including in cash, in Capital Stock (including any options, warrants or other rights to acquire Capital Stock) of the Company, whether or not pursuant to a shareholder rights plan, “poison pill” or similar arrangement, or other property or assets) to holders of Common Stock, then the Board of Directors shall declare, and the holder of each share of Series A Preferred Stock shall be entitled to receive, a dividend or distribution, as applicable, in an amount equal to the amount of such dividend or distribution, as applicable, received by a holder of the number of shares of Common Stock for which such share of Series A Preferred Stock is convertible on the Record Date for such dividend or distribution (whether or not such holder of shares of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such date). Any such amount shall be paid to the holders of shares of Series A Preferred Stock at the same time such dividend or distribution, as applicable, is paid to holders of Common Stock.

(b) Commencing on the Original Issue Date and lasting until and including the date on which Stockholder Approval is obtained, in addition to participation in dividends on Common Stock as set forth in Section 4(a), holders of shares of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, dividends payable at an annual rate equal to the Dividend Rate on the sum of (x) the Liquidation Preference plus (y) on each anniversary following the Original Issue Date, an amount equal to any dividends on such share of Series A Preferred Stock which have accrued on any such anniversary pursuant to this Section 4(b) that have not been paid on or prior to such date. Dividends payable pursuant to this Section 4(b) with respect to any share of Series A Preferred Stock shall accrue daily from and after the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared and shall be calculated on the basis of a 360-day year. On the date, if any, that is immediately following the date on which Stockholder Approval is obtained, shares of Series A Preferred Stock shall no longer be entitled to receive dividends pursuant to this Section 4(b), other than any such dividends pursuant to this Section 4(b) which have accrued from the Original Issue Date through and including the date on which the Stockholder Approval is obtained and have not previously been paid; provided, if the Company shall obtain Shareholder Approval within the one hundred eighty (180) day period following the Original Issue Date, then the holders of shares of Series A Preferred Stock shall not be entitled to receive any dividend described in this Section 4(b). Dividends that are payable on shares of Series A Preferred Stock pursuant to this Section 4(b) shall be payable in cash except that, at the option of the Board of Directors, such dividends may be paid in kind with additional shares of Series A Preferred Stock. Dividends that are payable on shares of Series A Preferred Stock shall be payable to holders of record of the shares of Series A Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be no more than 60 days or less than 15 days prior to the date fixed for payment thereof.

(c) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation.    In the event of (i) any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, or (ii) any Change of Control, holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (x) the sum of (a) the Liquidation Preference per share of Series A Preferred Stock plus (b) an amount per share of Series A Preferred Stock equal to the declared but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(a), if any, plus (c) an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) to but excluding the date fixed for such liquidation, dissolution, winding up or Change of Control, if any, and (y) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock that such holder of Series A Preferred Stock would have been entitled to receive had it converted such Series A

Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company or Change of Control, as applicable (whether or not such holder of shares of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such date). To the extent such amount is paid in full to all holders of Series A Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

(b) Partial Payment.    If, in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series A Preferred Stock and all holders of Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such other Parity Stock.

Section 6. Conversion.

(a) Conversion at Option of Holders.    At any time after the receipt of the Stockholder Approval, each share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock equal to the number obtained by dividing (x) the sum of (A) the Liquidation Preference plus (B) except to the extent paid in cash as contemplated by Section 6(c) at the time of the conversion, an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) through, but excluding, the conversion date, if any, by (y) the Conversion Rate in effect at such time. The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Company. The conversion date shall be the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Company. The Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock on that date. As promptly as practicable on or after the conversion date (and in any event no later than five Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion. Any shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be delivered by the Company to the appropriate holder on a book-entry basis.

(b) Mandatory Conversion.    Each share of Series A Preferred Stock shall be automatically converted, immediately at the Close of Business on the Mandatory Conversion Date, with no further action required to be taken by the Company or the holder thereof, into the number of shares of Common Stock equal to the number obtained by dividing (x) the sum of (A) the Liquidation Preference plus (B) except to the extent paid in cash as contemplated by Section 6(c) at the time of the conversion, an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) through, but excluding, the conversion date, if any, by (y) the Conversion Rate in effect at such time. Immediately upon conversion as provided herein (i) each holder of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, notwithstanding that the share register of the Company shall then be closed or that book-entry evidence shall not then actually be delivered to such Person and (ii) each converted shares of Series A Preferred Stock as provided herein shall be retired and cancelled automatically with no further action required to be taken by the Company or the holder thereof. As promptly as practicable on or after the Mandatory Conversion Date (and in any event no later than five Trading Days thereafter), the Company shall provide notice to the holders of the Series A Preferred Stock of the occurrence of the Mandatory Conversion Date, which notice shall set forth procedures for the surrender of the shares of Series A Preferred Stock which have been converted to the office of the Company. The Company shall promptly issue the number of whole shares of Common Stock issuable upon conversion against the surrender of the shares of Series A Preferred Stock. Any shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be delivered by the Company to the appropriate holder on a book-entry basis.

(c) Option to Pay Accrued Dividends in Cash.    When shares of Series A Preferred Stock are converted pursuant to this Section 6, all dividends accrued but not yet paid on the Series A Preferred Stock so converted from and including the Original Issue Date to and including the date of conversion may, at the election of the Company, be paid, in whole or in part, in cash; it being understood that the amount of any accrued dividend so paid in cash shall reduce the amount added to the Liquidation Preference pursuant to clause (B) of Section 6(a) and clause B of Section 6(b).

(d) Common Stock Reserved for Issuance.    The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable and (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time.

(e) Taxes.    The Company shall pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(f) Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series A Preferred Stock so converted at one time by the same holder, the Company shall pay in cash an amount equal to the product of (i) the Closing Price of a share of Common Stock on the last Trading Day before (x) the Mandatory Conversion Date in the case of a mandatory conversion pursuant to Section 6(b) or (y) the date of delivery of a notice of conversion to the Company pursuant to Section 6(a) and (ii) such fraction of a share of Common Stock otherwise issuable upon conversion of the shares of Series A Preferred Stock.

Section 7. Conversion Rate Adjustments.    The Conversion Rate shall be adjusted from time to time (successively and for each event described) by the Company as follows:

(a) In the event that the Company shall at any time or from time to time after the Original Issue Date (i) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 4(a)) on the outstanding shares of Common Stock in capital stock (which, for purposes of this Section 7 shall include, without limitation, any options, warrants or other rights to acquire Capital Stock) of the Company, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, (iv) issue any shares of its capital stock in a reclassification of the Common Stock or (v) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 4(a)) on the outstanding shares of Common Stock in securities of the Company pursuant to a shareholder rights plan, “poison pill” or similar arrangement, then, and in each such case, the Conversion Rate in effect immediately prior to such event shall be increased or decreased, as applicable, (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event (whether or not such holder of shares of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such date). An adjustment made pursuant to this Section 7(a) shall become effective retroactively (i) in the case of any such dividend or distribution, to a date immediately following the Close of Business on the Record Date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the Close of Business on the day upon which such corporate action becomes effective.

(b) In the event that the Company shall, at any time or from time to time after the Original Issue Date distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding (i) dividends or distributions paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 4(a), and (ii) dividends payable in shares of Common Stock (or any options, warrants or other rights to acquire Common Stock) for which adjustment is made under Section 7(a)) or rights or warrants to subscribe for or purchase securities of the Company (excluding those in respect of which an adjustment in the Conversion Rate is made pursuant to Section 7(a)), then, and in each such case, the Conversion Rate then in effect shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Closing Price of the Common Stock on the Record Date referred to below less the then fair market value of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such numerator not to be less than zero) and (y) the denominator of which shall be the Closing Price of the Common Stock on such Record Date. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the Close of Business on the Record Date for the determination of stockholders entitled to receive such distribution.

(c) In the event that the Company, at any time or from time to time after the Original Issue Date, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Section 7(a) or Section 7(b) (but not including any action described in any such Section and without any duplication of any adjustments made pursuant to such Sections) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Rate as a result of such action, then, and in each such case, the Conversion Rate shall be increased or decreased, as applicable, in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be sent to the holders of the Series A Preferred Stock).

(d) Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate. Any adjustment to the Conversion Rate carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series A Preferred Stock pursuant to Sections 6(a) and (b).

Section 8. Redemption.

(a) Optional Redemption.    In the event the Stockholder Approval has not been obtained by the tenth anniversary of the Original Issue Date, the shares of Series A Preferred Stock may be redeemed, in whole or in part, at any time on or after the tenth anniversary of the Original Issue Date, at the option of the Company out of funds lawfully available therefor upon giving notice of redemption pursuant to Section 8(b), at a redemption price per share of Series A Preferred Stock equal to the greater of (x) the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share of Series A

Preferred Stock equal to the declared but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(a), if any, plus (c) an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) to but excluding the date fixed for such redemption, if any, and (y) the product of (a) the Market Price per share of Common Stock and (b) the number of shares of Common Stock that such holder of Series A Preferred Stock would have been entitled to receive had it converted each such share of Series A Preferred Stock (whether or not such holder of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such redemption date). For purposes of this Section 8(a), “Market Price” means the average Closing Price for the ten (10) consecutive Trading Days immediately preceding, but not including, the date as of which the Market Price is to be determined.

(b) Notice of Redemption at the Option of the Company.    Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 8(a) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 8(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(c) Partial Redemption.    In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption.    If notice of redemption has been duly given, then, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest.

Section 9. Voting Rights; Information Rights.

(a) Prior to receipt of the Stockholder Approval, the holders of shares of Series A Preferred Stock shall not be entitled to vote, except as otherwise provided herein or as otherwise required by applicable law. The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws.

(b) At any time and from time to time after receipt of the Stockholder Approval, the holders of shares of Series A Preferred Stock shall be entitled to vote as required by applicable law and with the holders of shares of Common Stock, as a single class, on all matters submitted to a vote of stockholders of the Company, except as otherwise provided herein or as required by applicable law. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted pursuant to Section 6 at the Record Date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed.

(c) Notwithstanding whether or not the Stockholder Approval shall have been obtained, the holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting delivered to the holders of Common Stock in accordance with the Bylaws and to otherwise receive all other notices and information made available or delivered by the Company to the holders of Common Stock.

Section 10. Record Holders.    To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 11. Notices.

(a) General.    All notices or communications in respect of the Series A Preferred Stock shall be given to the holders of the Series A Preferred Stock in any manner permitted by the Depository Trust Company or any similar facility through which the Series A Preferred Stock is issued in book-entry form.

(b) Notice of Certain Events.    The Company shall, to the extent not included in the Exchange Act reports of the Company, provide reasonable written notice to each holder of the Series A Preferred Stock of any event the occurrence of which would result in an adjustment to the Conversion Rate, including the then applicable Conversion Rate.

Section 12. Other Rights.    The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 31st day of August, 2010.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ Susan R. Salka

Name:	Susan R. Salka (fka Nowakowski)

Title:	President and CEO

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